Exhibit 16.1


                                                        3000 S Street, Suite 300
                                                            Sacramento, CA 95816
                                                                    916-928-4600
MGO
                                         2175 N. California Boulevard, Suite 645
MACIAS GINI & O'CONNELL LLP                               Walnut Creek, CA 94596
Certified Public Accountants &                                      925-374-0190
Management Consultants

                                               515 S. Figueros Street, Suite 325
                                                           Los Angeles, CA 90071
                                                                    213-286-6400

                                                    402 West Broadway, Suite 400
                                                             San Diego, CA 92101
                                                                    619-573-1112

September 22, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of a response to Item 4.01 of Form 8-K for the event that occurred on August 15, 2005, to be filed by our former client, Integrated Surgical Systems, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm except for the Company's characterization of our resignation having occurred on August 15, 2005. A letter to the Company as of that date was sent for the purpose of resigning as the company tax accountants. The letter failed to distinguish that it was applicable to tax services only. However, verbal discussions were subsequently held with the Company's then Chief Financial Officer to clarify the intent of the letter and no further action was taken by ourselves or the Company with respect to the matter. Subsequently, in late July 2006, we were approached by the Company regarding performing an audit of their 2005 financial statements. In September 2006, after concluding that we and the Company could not reach an agreement with respect to the settlement of outstanding invoices and the fees for the audit of the 2005 financial statements, we resigned as the Company's independent auditors effective September 15, 2006.

Very truly yours,


/s/  Macias Gini & O'Connell LLP